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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LA QUINTA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

LA QUINTA CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2004

        The annual meeting of stockholders of La Quinta Corporation ("La Quinta") will be held at La Quinta Inn & Suites—D/FW Airport South, 4105 West Airport Freeway, Irving, Texas 75062 on Thursday, May 20, 2004 at 10:00 a.m. local time, for the following purposes:

  1.
  To elect two directors of La Quinta, each to serve for a term of three years and until their respective successors are duly elected and qualified.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ended December 31, 2004.

  3.
  To consider and act upon such other business and matters or proposals as may properly come before the meeting.

        The Board of Directors of La Quinta has fixed the close of business on March 24, 2004 as the record date for determining the stockholders having the right to receive notice of and to vote at the annual meeting and at any adjournment or postponement thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors /s/ Sandra K. Michel
Sandra K. Michel Secretary
Irving, Texas April 7, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE LA QUINTA ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE LA QUINTA MEETING AND VOTE YOUR SHARES IN PERSON.

        This proxy statement is dated April 7, 2004 and was first mailed to stockholders of La Quinta on or about April 14, 2004.

i

April 7, 2004

LA QUINTA CORPORATION
909 HIDDEN RIDGE
SUITE 600
IRVING, TX 75038

PROXY STATEMENT

        This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 14, 2004 and are furnished in connection with the solicitation of proxies by the Board of Directors of La Quinta Corporation ("La Quinta"), for use at the 2004 annual meeting of stockholders of La Quinta to be held on Thursday, May 20, 2004 at 10:00 a.m., local time, at La Quinta Inn & Suites—D/FW Airport South, 4105 West Airport Freeway, Irving, Texas 75062, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

        At the annual meeting, stockholders will act upon the matters set forth in the accompanying notice of meeting, including the election of directors and the ratification of the appointment of our independent auditors.

Who is entitled to vote?

        If our records show that you held shares of our common stock as of the close of business on March 24, 2004, which is referred to as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. As of the record date, there were 178,167,754 shares of common stock outstanding and entitled to vote at the annual meeting. A list of stockholders entitled to vote at the meeting will be available during ordinary business hours at La Quinta's executive offices, at 909 Hidden Ridge, Suite 600, Irving, Texas 75038, for ten days prior to the meeting, for examination by any La Quinta stockholder for purposes germane to the meeting.

Can I attend the meeting?

        All stockholders of record of La Quinta's shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy may be asked to present a government issued form of picture identification, such as a driver's license or passport.

What constitutes a quorum?

        The holders of a majority of the common stock outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the La Quinta meeting. Votes cast in person or by proxy at the La Quinta meeting will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

How do I vote?

        Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in "street name"), you will receive instructions from your nominee which you must follow in order to have your shares voted.

        Voting by Proxy Holders for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares in your own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares by using the toll-free telephone number listed on the proxy card, the Internet website listed on the proxy card or by signing, dating and mailing the proxy card to American Stock Transfer & Trust Company in the postage-paid envelope that has been provided to you by La Quinta. Each of these voting methods is described below:

          Vote by Telephone.    If you hold your shares in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern time, on May 19, 2004. When you call you will receive a series of voice instructions which will allow you to vote your shares. Have your proxy card available when you call. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

          Vote by Internet.    You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern time, on May 19, 2004. Have your proxy card available when you access the website. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

          Vote by Mail.    If you would like to vote by mail, mark your proxy card, sign and date it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided.

        Vote in Person.    If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of record.

Will other matters be voted on at the annual meeting?

        We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

        You may revoke your proxy at any time before it has been exercised by:

  •
  filing a written revocation with the Secretary of La Quinta at the address set forth below under "What other information should I review before voting?";

  •
  filing a duly executed proxy bearing a later date; or

  •
  appearing in person and voting by ballot at the annual meeting as described above under "How do I vote?—Vote in Person."

        Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

        For your review, our 2003 annual report, including financial statements for the fiscal year ended December 31, 2003, is being mailed to stockholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. For your further review, a copy of our annual report filed with the Securities and Exchange Commission (the "SEC") on Form 10-K, including financial statements, may be obtained without charge by writing to: La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, Attn.: Investor Relations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Our Board of Directors currently consists of six members who are divided into three classes. Each director of La Quinta also serves as a director of La Quinta Properties, Inc. ("LQ Properties"), which is a subsidiary controlled by La Quinta. At the annual meeting, two directors will be elected to serve until the 2007 annual meeting or until their respective successors are duly elected and qualified.

        Our Board of Directors, based upon the recommendation of its corporate governance and nominating committee, has nominated William G. Byrnes and Francis W. Cash to serve as directors. The nominees are currently serving as directors of La Quinta. Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend.

Vote Required

        Directors must be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the La Quinta annual meeting. Votes may be cast "FOR ALL NOMINEES," "WITHHOLD AUTHORITY FOR ALL NOMINEES" or withheld with respect to a specific nominee. Votes cast "FOR ALL NOMINEES" will count as "yes votes;" votes cast "WITHHOLD AUTHORITY FOR ALL NOMINEES" will not be voted with respect to any nominee, although they will be counted when determining whether there is a quorum; and votes cast "FOR ALL EXCEPT" will not be voted with respect to the nominee indicated, although they will be counted when determining whether there is a quorum.

Recommendation

        THE BOARD OF DIRECTORS OF LA QUINTA UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, WILLIAM G. BYRNES AND FRANCIS W. CASH. UNLESS INDICATED AS "WITHHOLD AUTHORITY FOR ALL NOMINEES" OR "FOR ALL EXCEPT," ALL PROXIES THAT AUTHORIZE THE PROXY HOLDER TO VOTE FOR THE ELECTION OF DIRECTORS WILL BE VOTED FOR ALL THE NOMINEES.

Information Regarding the Nominees and Other Directors

        Set forth below is information about the current directors of La Quinta as of March 24, 2004.

Name	Age	Director Since		Term Expires
William C. Baker	70	1991		2006
Clive D. Bode	60	1999		2005
William G. Byrnes	53	1998		2004
Francis W. Cash	62	2000		2004
James P. Conn	66	1995	(1)	2005
John C. Cushman, III	63	1996	(2)	2006

(1)
Mr. Conn has served as a director of La Quinta and its predecessors from 1995 to 1997 and since April 2000. He also has served as a director of LQ Properties and its predecessors since 1995.

(2)
Mr. Cushman has served as a director of La Quinta and its predecessors from 1996 to 1997 and since April 2000. He also has served as a director of LQ Properties and its predecessors since 1996.

        The following biographical descriptions set forth certain information with respect to the two nominees for re-election as directors at the annual meeting and each director who is not standing for re-election this year, based on information furnished to La Quinta by each such director.

  Nominees for Election as Directors—Term Expiring 2004

        William G. Byrnes has been a director of La Quinta and its predecessors since April 1998 and has also served as a director of LQ Properties since April 2000. Mr. Byrnes served as interim Chief Executive Officer of LQ Properties from January 2000 through April 2000. He was Chairman of the Board and Chief Executive Officer of Inceiba, LLC, a start-up incubator, from June 1999 to December 2000. Mr. Byrnes was previously a Distinguished Teaching Professor of Finance at the McDonough School of Business at Georgetown University from August 1998 to June 1999, and a Managing Director of Alex. Brown & Sons Incorporated, investment bankers, from July 1981 through February 1998. Mr. Byrnes is a director of Sizeler Property Investors, Inc., a real estate investment trust, Security Capital Preferred Growth Incorporated, an institutional investment fund, CapitalSource Inc., a specialty finance company, and is a non-executive Chairman of BuzzMetrics, a research and consulting firm. Mr. Byrnes also serves on the Board of Regents of Georgetown University.

        Francis W. Cash has been President, Chief Executive Officer and a director of La Quinta since April 2000. Mr. Cash has also served as President, Chief Executive Officer and a director of LQ Properties since April 2000. Mr. Cash served as the Treasurer of La Quinta from April 2000 until June 2000. Mr. Cash was the Chairman of the Board, Chief Executive Officer, President and a director of Mariner Post-Acute Network, Inc., a health care service provider, from September 1999 until March 2000. In January 2000, while Mr. Cash was Chief Executive Officer and President of Mariner, the company filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. From July 1995 to August 1999, Mr. Cash served as President, Chief Executive Officer and director of Red Roof Inns, Inc., a lodging company. He also served as Chairman of the Board of Red Roof Inns from June 1996 to August 1999. Prior to his service at Red Roof Inns, Mr. Cash served as President, Chief Operating Officer and director of NovaCare, Inc., a provider of physical rehabilitation services, from October 1992 to June 1995. Prior to that, Mr. Cash served in a number of senior executive positions for 18 years at Marriott Corporation, a lodging and services company, including President of Marriott Service Group.

  Incumbent Directors—Term Expiring 2005

        Clive D. Bode has been Chairman of the Board of La Quinta and its predecessors since October 1999, and has also served as Chairman of the Board of LQ Properties and its predecessors since October 1999. Mr. Bode has been a special advisor to certain members of the Bass Family of Fort Worth, Texas for the past 15 years. Mr. Bode is also a director of Kelly, Hart & Hallman, a Fort Worth-based law firm.

        James P. Conn has served as a director of La Quinta and its predecessors from 1995 to 1997 and since April 2000 and has also served as a director of LQ Properties and its predecessors since 1995. Mr. Conn was the Managing Director and Chief Investment Officer of Financial Security Assurance, Inc., a provider of financial guaranty insurance, from 1992 through 1998. He was also the President and Chief Executive Officer of Bay Meadows Operating Company, a thoroughbred racetrack company, from 1988 to 1992. Mr. Conn is a director of Gabelli Equity Trust Inc., Gabelli Global Multimedia Trust Inc., and Gabelli Westwood Funds, Inc., and a trustee of Gabelli Utility Trust, Gabelli Asset Fund, Gabelli Growth Fund and Gabelli Dividend and Income Trust, each a registered investment company. He is also a director of First Republic Bank.

  Incumbent Directors—Term Expiring 2006

        William C. Baker has been a director of La Quinta and its predecessors since October 1991, and has also served as a director of LQ Properties and its predecessors from October 1991 to November 1997 and since April 2000. Mr. Baker served as interim President and Treasurer of Meditrust Operating Company, a predecessor of La Quinta, from August 1998 through April 2000. He served as Chairman of the Board of Coast Newport Properties, a residential real estate company, from 1991 to 1999. Mr. Baker was Chief Executive Officer of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company, a predecessor of La Quinta, from April 1996 to November 1997. Mr. Baker was the President of Red Robin International, Inc., a restaurant company, from 1993 to 1995, a private investor from 1988 to 1992, and Chairman of the Board and Chief Executive Officer of Del Taco, Inc., a restaurant company, from 1976 to 1988. Mr. Baker is a director of Callaway Golf Company, a golf products company, Public Storage, Inc., a storage company, California Pizza Kitchen, Inc., a restaurant company, and Javo Beverage Company, a coffee beverage and extraction company.

        John C. Cushman, III, has served as a director of La Quinta and its predecessors from 1996 to 1997 and since April 2000, and has also served as a director of LQ Properties and its predecessors since 1996. Mr. Cushman has been the Chairman of the Board at Cushman & Wakefield, Inc., a real estate services company, since June 2001. Previously, Mr. Cushman had been the President and Chief Executive Officer of Cushman Realty Corporation, a real estate services provider, since 1978. He is a director of Cushman & Wakefield, Inc.; Cushman Winery Corporation, an owner of Zaca Mesa Winery, a grower and producer of wine; and Callaway Golf Company, a golf products company. Mr. Cushman is also the President-Elect of the Boy Scouts of America.

The Board of Directors and its Committees

        Board of Directors.    La Quinta is managed by a six-member Board of Directors, all but one of whom are independent of our management. Our Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

        Our Board of Directors met 16 times in 2003. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings of all committees of our Board of Directors on which the director served. La Quinta does not have a policy about directors' attendance at our annual stockholders meetings. Six of La Quinta's directors attended the annual stockholders meeting in 2003.

        Director Independence.    In accordance with the requirements of the New York Stock Exchange ("NYSE"), the Board of Directors has determined that Messrs. Baker, Bode, Byrnes, Conn and Cushman, representing a majority of the Board of Directors, are "independent" in accordance with the applicable listing standards of the NYSE. In order to make this determination, the Board of Directors made an assessment that each independent director's material relationships with La Quinta were limited to: (1) serving as a director and a board committee member, (2) receiving related fees as disclosed in this proxy statement under "Director Compensation" and (3) having beneficial ownership of La Quinta securities as disclosed in this proxy statement under "Principal and Management Stockholders." The independent directors of La Quinta meet without management in regular executive sessions with Mr. Bode presiding as Chairman.

        Audit Committee.    Our Board of Directors has established an audit committee consisting of Messrs. Conn (Chairman), Bode and Byrnes. The audit committee appoints, terminates, evaluates and determines the compensation of La Quinta's independent auditors, reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls, among other matters. Our Board of Directors has determined that each member of the audit committee is "independent" in accordance with the applicable listing standards of the NYSE and the rules and regulations of the SEC and related federal law. The Board of Directors has also determined that Mr. Conn is qualified as an "audit committee financial expert," as defined under applicable SEC rules. The Board of Directors further determined that it would be in the best interests of La Quinta and its stockholders for LQ Properties' audit committee to be comprised of the same directors, and that Mr. Conn also serve as the audit committee financial expert of LQ Properties. Because the audit committee of LQ Properties is identical to that of La Quinta, the function of the two audit committees has been carried out jointly by the members of the two audit committees. The audit committees met 13 times during the year ended December 31, 2003.

        Our Board of Directors adopted a revised audit committee charter on February 19, 2004, a copy of which is included with this proxy statement as Appendix A, and which can also be obtained under Investor Relations—Governance on our website at www.LQ.com.

        Compensation Committee.    Our Board of Directors has established a compensation committee consisting of Messrs. Baker, Bode and Cushman. The compensation committee is responsible for developing and implementing compensation policies and plans for La Quinta executives and directors. Our Board of Directors has determined that each member of the compensation committee is "independent" in accordance with the applicable listing standards of the NYSE. The Board of Directors has also determined that it would be in the best interests of La Quinta and its stockholders for LQ Properties' compensation committee to be comprised of the same directors. Because the compensation committee of LQ Properties is identical to that of La Quinta, the function of the two compensation committees has been carried out jointly by the members of the two compensation committees. The compensation committees met six times during the year ended December 31, 2003.

        Our Board of Directors has adopted a compensation committee charter, a copy of which can be obtained under Investor Relations—Governance on our website at www.LQ.com.

        Executive Committee.    Our Board of Directors has established an executive committee consisting of Messrs. Conn (Chairman), Baker, Bode, Byrnes and Cash. The executive committee exercises all of the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Board of Directors has also determined that it would be in the best interests of La Quinta and its stockholders for LQ Properties' executive committee to be comprised of the same directors. Because the executive committee of LQ Properties is identical to that of La Quinta, the function of the two executive committees has been carried out jointly by the members of the two executive committees. The executive committee did not meet in 2003.

        Corporate Governance and Nominating Committee.    Our Board of Directors has established a corporate governance and nominating committee consisting of Messrs. Bode (Chairman), Baker, Byrnes, Conn and Cushman. Our Board of Directors has determined that each member of the corporate governance and nominating committee is "independent" in accordance with the applicable listing standards of the NYSE. The corporate governance and nominating committee makes recommendations to the Board of Directors concerning the Board's size and composition and suggests prospective candidates for directorship. The committee retained a search firm in 2003 to assist the committee in identifying and recruiting a director candidate meeting the criteria specified by the committee. The committee considers a range of criteria when evaluating a candidate for directorship. At a minimum, candidates for director must have the highest personal and professional integrity and demonstrate exceptional ability and judgment. The committee may also consider whether the candidate has direct experience in any lodging or real estate related industries or businesses with similar fundamentals and whether a candidate will assist La Quinta in achieving a mix of directors that represent a diversity of backgrounds and experience. In addition, the committee, when considering a candidate, will ensure that a majority of the members of the Board of Directors will be "independent" in accordance with the applicable listing standards of the NYSE. A stockholder may recommend candidates for director by complying with the procedures set forth below under "Stockholder Director Recommendations."

        The corporate governance and nominating committee is also responsible for overseeing the corporate governance of La Quinta and for developing and recommending corporate governance guidelines to the Board of Directors. The Board of Directors has also determined that it would be in the best interests of La Quinta and its stockholders for LQ Properties' corporate governance and nominating committee to be comprised of the same directors. Because the corporate governance and nominating committee of LQ Properties is identical to that of La Quinta, the function of the two corporate governance and nominating committees has been carried out jointly by the members of the two corporate governance and nominating committees. In 2003, the corporate governance and nominating committees met three times.

        Our Board of Directors has adopted a corporate governance and nominating committee charter, a copy of which can be obtained under Investor Relations—Governance on our website at www.LQ.com.

        Stockholder Director Recommendations.    Stockholders of La Quinta wishing to make director recommendations must write to the corporate governance and nominating committee c/o Secretary of La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038. All stockholder recommendations for director candidates must be submitted to La Quinta not less than 120 calendar days prior to the anniversary of the date on which La Quinta's proxy statement was released to stockholders in connection with the previous year's annual meeting and must include: the name and address of the stockholder making the recommendation; a representation that the stockholder making the recommendation is a record holder of La Quinta's securities, or evidence of security ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended; the amount and type of ownership of La Quinta's securities held by the stockholder making the recommendation; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment of the proposed director for La Quinta's preceding five full fiscal years; a description of the qualifications and background of the proposed director which addresses the minimum qualifications and other criteria as set forth in the corporate governance and nominating committee charter from time to time; the amount and type of ownership of La Quinta's securities held by the proposed director; a description of all arrangements or understandings between the stockholder making the recommendation and the proposed director; the consent of the proposed director to be named in the proxy statement and to serve as a director if elected; and any other information regarding the proposed director that is required to be included in a proxy statement filed pursuant to SEC rules. The corporate governance and nominating committee will evaluate all candidates for director in the same manner, without regard to the source of the initial recommendation of such candidate for director.

        Other Committees.    Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of La Quinta or to discharge specific duties delegated to such committees by the full Board of Directors.

        Code of Business Conduct and Ethics.    All directors and all officers and employees of La Quinta must conduct La Quinta business ethically and legally and must comply with La Quinta's code of business conduct and ethics, a copy of which can be obtained under Investor Relations—Governance on our website at www.LQ.com. This code includes procedures for the confidential, anonymous submission by La Quinta officers or employees of concerns regarding questionable accounting or auditing matters, potential violations of this code and other matters.

        Board of Director Communications.    Anyone may communicate with members of the Board of Directors, including the chairman of any Board committee and the non-employee directors. Such communications shall be submitted in writing to: La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, TX 75038, Attn: Business Ethics Committee, and may be submitted on a confidential basis. All concerns or complaints regarding accounting, internal controls or auditing matters will be communicated to the audit committee. All other communications will be reviewed and addressed by the Business Ethics Committee consistent with the manner in which such communications typically are addressed by the company. La Quinta reports to the directors on the status of all outstanding concerns or complaints addressed to the Board of Directors, the chairman of any Board committee or to the non-employee directors on a quarterly basis. The Board of Directors, the chairman of any Board committee or the non-employee directors may direct special treatment, including the retention of outside advisors or counsel, for any communication addressed to them. Procedures for communicating with our directors are also available under Investor Relations—Governance on our website at www.LQ.com.

        Additional Information.    The charters for the audit committee, the compensation committee and the corporate governance and nominating committee, as well as our corporate governance guidelines and code of business conduct and ethics are available under Investor Relations—Governance on our website at www.LQ.com. La Quinta will provide, without charge upon the written request of any stockholder, a copy of any such document. Any such requests shall be addressed to: La Quinta Corporation, 909 Hidden Ridge Drive, Suite 600, Irving, Texas 75038, Attn: Investor Relations.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The audit committee has appointed Ernst & Young LLP ("E&Y") as La Quinta's independent auditors for the year ended December 31, 2004 and the Board of Directors is requesting that stockholders ratify this appointment. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, the audit committee has responsibility for the appointment of La Quinta's independent auditors. However, the Board is seeking the stockholders' views on this important corporate matter. If the stockholders do not ratify the appointment of E&Y as La Quinta's independent auditors, the audit committee will take the matter under advisement.

        Representatives of E&Y will be present at the La Quinta annual meeting and will be afforded an opportunity to make a statement if they desire to do so. Such representatives of E&Y will also be available at that time to respond to appropriate questions addressed to the officer presiding at the La Quinta annual meeting.

Recommendation

        THE BOARD OF DIRECTORS OF LA QUINTA UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF LA QUINTA FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004. UNLESS INDICATED AS "AGAINST" OR "ABSTAIN," ALL PROXIES THAT AUTHORIZE THE PROXY HOLDER TO VOTE WITH RESPECT TO THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP WILL BE VOTED FOR THE RATIFICATION.

Auditors Fees and Services

        Fees of Current Independent Auditors.    The following table sets forth the aggregate fees billed to La Quinta by E&Y in 2003. There were not any fees billed to La Quinta by E&Y in 2002.

2003
Audit Fees(1)	$512,026
Audited-Related Fees(2)	6,000
Tax Fees(3)	37,891
All Other Fees(4)	50,498

Total	$606,415

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of La Quinta's consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, preparation and delivery of "comfort letters" in connection with securities offerings and other services that are normally provided by La Quinta's independent auditors in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of La Quinta's consolidated financial statements and are not reported under "Audit Fees." This category includes fees related primarily to an accounting research website.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and planning. Such fees can be further categorized as tax compliance, planning and preparation ($25,500) and tax consulting and advisory ($12,391).

(4)
All Other Fees consist of fees for products and services other than the services reported above and includes fees related to a fixed asset depreciation study.

        Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors.    The audit committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit- related, tax and other services provided by E&Y and PricewaterhouseCoopers LLP ("PWC"), La Quinta's predecessor independent auditors (as discussed below), in fiscal year 2003 and related fees were approved in accordance with the audit committee's policy.

        Change of Independent Auditors.    As disclosed in April 2003, La Quinta notified PWC on April 24, 2003, that PWC would be dismissed as La Quinta's independent auditors on the date of and immediately following the filing of La Quinta's Form 10-Q for the three months ended March 31, 2003. La Quinta retained E&Y as its independent auditors to audit the financial statements of La Quinta for its fiscal year ending December 31, 2003, effective on the date of and immediately following the filing of La Quinta's Form 10-Q for the three months ended March 31, 2003. The decision to change auditors was recommended by the audit committee and approved by the Board of Directors.

        PWC's reports on the consolidated financial statements of La Quinta for the fiscal years ended December 31, 2002 and 2001, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with the audits for the two fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through May 5, 2003, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through May 5, 2003, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During the fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through May 5, 2003, neither La Quinta nor anyone on its behalf consulted E&Y on either (i) the application of accounting principles to any transaction (completed or proposed) or (ii) the type of audit report that might be rendered on La Quinta's financial statements or (iii) any matters or reportable events as set forth in Item 304(a)(1)(iv) and (a)(1)(v) of Regulation S-K.

        Fees of Predecessor Independent Auditors.    The following table sets forth the aggregate fees billed to La Quinta by PWC for the fiscal years shown.

	2003	2002
Audit Fees(1)	$326,370	$600,459
Audited-Related Fees(2)	—	41,800
Tax Fees(3)	13,931	56,800
All Other Fees(4)	4,200	24,408

Total	$344,501	$723,467

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of La Quinta's consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, preparation and delivery of "comfort letters" in connection with securities offerings and other services that are normally provided by La Quinta's independent auditors in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of La Quinta's consolidated financial statements and are not reported under "Audit Fees." This category includes fees related primarily to accounting consultations.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and planning. For 2003, such fees can be further categorized as tax consulting and advisory ($13,931).

(4)
All Other Fees consist of fees for products and services other than the services reported above and includes fees related primarily to stock option valuations, Sarbanes-Oxley review and accounting policy review.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

        Directors of La Quinta who are also employees of La Quinta receive no additional compensation for their service as directors. La Quinta pays each non-employee director a fee of $30,000 per year for services as a director, and the Chairman of the Board and each director receive $2,000 and $1,500, respectively, for attendance at each meeting of the Board of Directors. In addition, the Chairman of each committee and each member of a committee of the Board of Directors are paid $2,000 and $1,500, respectively, for attendance at each meeting of a committee. Non-employee directors may elect to take a portion of their directors' fees as shares of La Quinta common stock and class B common stock of LQ Properties, which are paired and trade together as a single unit and are hereinafter referred to as paired shares, in lieu of cash compensation. La Quinta reimburses the directors for expenses incurred in connection with their duties as directors of La Quinta and LQ Properties.

        Non-employee directors of La Quinta also receive automatic, annual deferred stock awards of paired shares under the La Quinta 2002 Stock Option and Incentive Plan (the "Plan") approved by the La Quinta stockholders in December 2001. Such awards will be made on the fifth business day after each annual meeting of the La Quinta stockholders for the number of paired shares equal to $50,000 divided by the closing price of La Quinta's paired shares on the award date. Actual distribution of the paired shares will be at the earlier of (i) retirement or other termination of the director from the Board, (ii) the later of four years from the date of grant or a date elected by the director not more than ten years after the grant date, or (iii) at the time of the grant, if elected by the director, provided that the paired shares will not be transferable by the director until the earlier of the time specified in clauses (i) or (ii). Under the prior La Quinta director compensation program, each of our non-employee directors received options to purchase 20,000 paired shares at an exercise price of $4.49 per share (the closing price on the grant date) following our 2003 annual stockholders meeting.

Executive Compensation

        The following table provides information with respect to the compensation in 2003, 2002 and 2001 earned by those individuals who served as (i) La Quinta's Chief Executive Officer and (ii) the four other most highly compensated executive officers of La Quinta (collectively, the "named executive officers"). The restructuring that La Quinta and its controlled subsidiary, LQ Properties, completed in 2002 has been treated as an amalgamation of companies for the purpose of reporting executive compensation in this proxy statement and, accordingly, the reporting of executive compensation has been made on a combined basis, taking into account compensation from both La Quinta and LQ Properties before the reorganization.

Summary Compensation Table

Long-Term Compensation
Awards
Annual Compensation
Name and Principal Position				Restricted Stock Awards ($)(1)	Securities Underlying Options (#)	All Other Compensation ($)(2)
	Year	Salary ($)	Bonus ($)
Francis W. Cash President and Chief Executive Officer	2003 2002 2001	$800,000 720,000 800,000	$1,200,000 360,000 1,400,000	$2,274,000 — —	1,800,000 — —	$32,578 23,961 29,223
David L. Rea Executive Vice President and Chief Financial Officer	2003 2002 2001	375,000 337,500 375,000	281,250 127,000 492,000	758,000 — —	600,000 — 150,000	20,485 16,454 16,145
Rufus K. Schriber(3) Executive Vice President, Sales and Marketing	2003 2002	312,308 42,923	312,308 32,192	189,500 247,500	200,000 100,000	225,897 12,845
Alan L. Tallis Executive Vice President and Chief Development Officer	2003 2002 2001	276,846 247,500 275,000	197,253 93,000 274,900	379,000 — —	300,000 — 75,000	27,171 24,981 26,568
A. John Novak Senior Vice President and Chief Information Officer	2003 2002 2001	276,846 248,135 270,769	207,634 49,500 108,308	322,150 — 131,000	225,000 — 75,000	26,564 23,080 31,708

(1)
Each of the named executive officers was granted a restricted stock award on February 21, 2003 pursuant to the Plan for the following number of paired shares: Mr. Cash—600,000; Mr. Rea—200,000; Mr. Schriber—50,000; Mr. Tallis—100,000; and Mr. Novak—85,000. The closing price on the NYSE of a paired share on such grant date was $3.79. Mr. Schriber was granted a restricted stock award on November 1, 2002 for 50,000 paired shares and the closing price on the NYSE of a paired share on such date was $4.95. Mr. Novak was granted a restricted stock award on November 1, 2001 for 25,000 paired shares and the closing price on the NYSE of a paired share on such date was $5.24. The restricted stock granted in 2003 vests four years from the grant date and the restricted stock granted in 2002 and 2001 vests three years from the grant date; all restricted stock vests immediately upon a change in control of La Quinta. Dividends, if and when declared, are payable on the restricted stock. As of December 31, 2003, the amount and value of restricted stock held by each named executive officer, based on a December 31, 2003 closing price per paired share of $6.41, was: Mr. Cash—600,000 paired shares, $3,846,000; Mr. Rea—200,000 paired shares, $1,282,000; Mr. Schriber—100,000 paired shares, $641,000; Mr. Tallis—100,000 paired shares, $641,000; and Mr. Novak—110,000 paired shares, $705,100.

(2)
Includes for Mr. Cash: life insurance premiums paid on his behalf of $32,578, $23,961 and $23,961 in 2003, 2002 and 2001, respectively; and relocation expenses of $5,262 in 2001. Includes for Mr. Rea: car allowance of $8,400 each year; La Quinta matching contributions under its 401(k) plan of $10,885, $7,334 and $7,000 in 2003, 2002 and 2001, respectively; imputed income related to executive group life insurance of $1,200, $720 and $637 in 2003, 2002 and 2001, respectively; and flex compensation of $108 in 2001. Includes for Mr. Schriber: car allowance of $12,277 and $1,662 in 2003 and 2002, respectively; imputed income related to executive group life insurance of $4,829 and $238 in 2003 and 2002, respectively; and relocation expenses of $208,791 and $10,945 in 2003 and 2002, respectively. Includes for Mr. Tallis: car allowance of $13,200 each year; La Quinta matching contributions under its 401(k) plan of $9,690, $8,685 and $9,188 in 2003, 2002 and 2001, respectively; imputed income related to executive group life insurance of $4,281, $3,096 and $2,110 in 2003, 2002 and 2001, respectively; and flex compensation of $2,070 in 2001. Includes for Mr. Novak: car allowance of $13,200 in 2003 and 2002 and $12,997 in 2001; La Quinta matching contributions under its 401(k) plan of $11,074 and $8,800 in 2003 and 2002, respectively; imputed income related to executive group life insurance of $2,290, $1,080 and $1,080 in 2003, 2002 and 2001, respectively; relocation expenses of $15,727 in 2001; and flex compensation of $1,904 in 2001.

(3)
Mr. Schriber became Executive Vice President of La Quinta in November 2002. Prior to his appointment as Executive Vice President, Mr. Schriber provided consulting services to La Quinta from May 2002 to November 2002. Mr. Schriber's compensation reflects only those payments received from La Quinta in his capacity as Executive Vice President.

        The following table provides information with respect to stock options granted by La Quinta in the fiscal year ended December 31, 2003 to the named executive officers.

Option Grants in Last Fiscal Year(1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Francis W. Cash	1,800,000	38.5%	$3.79	02/21/13	$1.78
David L. Rea	600,000	12.8	3.79	02/21/13	1.78
Rufus K. Schriber	200,000	4.3	3.79	02/21/13	1.78
Alan L. Tallis	300,000	6.4	3.79	02/21/13	1.78
A. John Novak	225,000	4.8	3.79	02/21/13	1.78

(1)
Options were granted pursuant to the Plan. Material terms of the Plan are described in this proxy statement under "Compensation Committee Report on Executive Compensation—Long-Term Incentives." These options vest ratably and become exercisable over a four-year period; however, vesting will be accelerated in the event of a change in control of La Quinta.

(2)
The Black-Scholes option pricing model was used to estimate the present value of each share of the options at date of grant. The following assumptions were used in this table: a risk-free interest rate of 2.5%, a four-year expected life, no dividend yield and a 54% expected volatility rate. There is no assurance that the actual values realized, if any, by the named executive officers will approximate the values estimated by the Black-Scholes model.

        The following table provides information with respect to exercises of options during 2003 by each named executive officer and the value of each officer's unexercised options to purchase paired shares as of December 31, 2003. The value of unexercised in-the-money options is based on the closing price of a paired share, as reported on the NYSE, on December 31, 2003 of $6.41, minus the exercise price, multiplied by the number of paired shares underlying the options. An option is "in-the-money" if the fair market value of the paired shares underlying the option exceeds the exercise price.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Francis W. Cash	—	—	1,920,000	2,280,000	$1,638,624	$5,125,656
David L. Rea	—	—	675,000	675,000	2,335,290	1,659,750
Rufus K. Schriber	—	—	25,000	275,000	36,500	633,500
Alan L. Tallis	—	—	166,406	380,469	443,161	962,971
A. John Novak	25,000	$68,438	62,500	287,500	140,063	729,563

Employment Arrangements with Named Executive Officers

        Employment Arrangement with President and Chief Executive Officer Francis W. Cash.    La Quinta and Mr. Cash entered into an amended and restated employment agreement in 2003, whereby Mr. Cash agreed to serve as the President and Chief Executive Officer of La Quinta for a three-year term. Thereafter, the agreement will automatically renew for successive one-year terms unless six months notice of non-renewal is given by either party. However, in the event of a change in control (as defined in the agreement), the term of the agreement will expire at the later of (i) the end of the remaining term then in effect or (ii) two years from the date of such change in control. The agreement establishes the basis of Mr. Cash's compensation, including base salary and an annual bonus, as determined by the compensation committee of up to 100% of his base salary for satisfaction of annual goals, which may be increased to an amount up to 200% of his base salary if he significantly exceeds such goals. Mr. Cash is also eligible to receive additional long-term incentives such as performance awards of paired shares and options to purchase paired shares in accordance with La Quinta's benefit plans and as determined by the compensation committee.

        During the term of the agreement and for one year thereafter, Mr. Cash may not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or as agent of, La Quinta to terminate such person's employment or agency, as the case may be, with La Quinta or (ii) divert, or attempt to divert, any person, concern or entity from doing business with La Quinta. However, if Mr. Cash's employment with La Quinta terminates under certain specified circumstances, his obligations under these noncompetition provisions do not apply.

        If Mr. Cash is terminated without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), and a change in control has not occurred, La Quinta will pay Mr. Cash a lump sum equal to two times the sum of his then current base salary and then current base target bonus, plus an amount equal to his target bonus for the year of termination, pro-rated to the date of termination. Also, La Quinta will provide him with medical and certain other insurance benefits for up to two years after termination.

        If a change in control occurs and Mr. Cash's employment is terminated, voluntarily or involuntarily, within two years of such change in control as a result of an executive termination event

(as defined in the agreement), then La Quinta will pay him an amount equal to three times the greater of (i) the average of his annual base salary for the three fiscal years preceding the change in control or (ii) his then current base salary, plus three times the greater of (A) the average of his cash bonuses paid with respect to the last two fiscal years preceding the change in control or (B) his base target bonus. In addition, Mr. Cash's outstanding performance shares (as defined in the agreement) and stock options will immediately vest and La Quinta will provide him with medical and certain other insurance benefits for three years after termination. La Quinta will also pay Mr. Cash his full base salary through the termination date, as well as a pro rata amount of his base target bonus, provide outplacement assistance and cash out any cash-based long-term incentives on a pro rata basis, based on the greater of actual goal achievement or target. Mr. Cash may also elect, within 120 days following his termination after a change in control, to have La Quinta purchase his house at its then current appraised market value.

        Mr. Cash's agreement also provides for (i) a tax gross-up in the event specified taxes are incurred by him with respect to any payments or benefits provided under the agreement and (ii) indemnification to the fullest extent permitted by law for any costs, charges and expenses incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an officer or employee of La Quinta or any of its affiliates.

        Mr. Cash entered into an executive supplemental retirement agreement with La Quinta in 2001. That agreement provides that Mr. Cash will receive a supplemental lump sum retirement benefit of $8,638,000 upon reaching age 65, provided he remains employed by La Quinta. This lump sum retirement benefit also becomes fully vested and payable upon a change in control (as defined in the agreement). If Mr. Cash dies before reaching age 65 while employed by La Quinta, his wife, if she survives him, will receive $4,319,000 as a death benefit. In the event that Mr. Cash's employment is terminated by La Quinta without cause (as defined in the agreement), or as a result of his disability, or is terminated by Mr. Cash for good reason (as defined in the agreement), he will be entitled to receive 100% of his retirement benefit upon reaching age 65.

        Employment Arrangements with Other Named Executive Officers.    La Quinta and the named executive officers other than Mr. Cash also entered into amended and restated employment agreements in 2003, whereby each officer agreed to serve as an executive officer of La Quinta for a three-year term. The agreements with the other named executive officers contain substantially the same terms and conditions, except for the executive's title and compensation and as described below. Each agreement will automatically renew for successive one-year terms unless six months notice of non-renewal is given by either party. However, in the event of a change in control (as defined in the agreement), the term of the agreement will expire at the later of (i) the end of the remaining term then in effect or (ii) two years from the date of such change in control. The agreements establish the basis for each executive's compensation, including base salary and an annual bonus, to be determined by the compensation committee of 75% (50% for Mr. Novak) of his base salary for satisfaction of annual goals, which may be increased to an amount up to 150% (100% for Mr. Novak) of his base compensation if he significantly exceeds annual goals. The executive is also eligible to receive additional long-term incentives such as performance awards of paired shares and options to purchase paired shares in accordance with La Quinta's benefit plans and as determined by the compensation committee.

        During the term of the agreement and until the first anniversary date of the termination of his employment, the executive may not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or as agent of, La Quinta to terminate such person's employment or agency, as the case may be, with La Quinta or (ii) divert, or attempt to divert, any person, concern or entity from doing business with La Quinta. However, if the executive's employment with La Quinta terminates under certain specified circumstances, his obligations under the noncompetition provisions do not apply.

        If the executive is terminated without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), and a change in control has not occurred, La Quinta will pay the executive a lump sum equal to one time (two times for Mr. Rea) the sum of his then current base salary and then current base target bonus, plus an amount equal to his target bonus for the year of termination, pro-rated to the date of termination. La Quinta also will provide him with medical and certain other insurance benefits for up to one year (two years for Mr. Rea). In addition, for Mr. Novak, options granted to him for 20,000 paired shares (20% of the options granted to him upon his initial employment by La Quinta) will immediately vest.

        If a change in control occurs and the executive's employment is terminated involuntarily (for Mr. Rea, voluntarily or involuntarily) within two years of such change in control as a result of an executive termination event (as defined in the agreement), then La Quinta will pay him an amount equal to three times (two times for Messrs. Schriber and Novak) the greater of (i) the average of his annual base salary of the three fiscal years preceding the change in control or (ii) his then current base salary, plus three times (two times for Messrs. Schriber and Novak) the greater of (A) the average of his cash bonuses paid with respect to the last two fiscal years preceding the change in control or (B) his base target bonus. In addition, the executive's outstanding performance shares (as defined in the agreement) and stock options will immediately vest and La Quinta will provide him with medical and certain other insurance benefits for up to three years (two years for Messrs. Schriber and Novak). La Quinta will also pay the executive his full base salary through the termination date, as well as an amount equal to the pro rata amount of the base target bonus, provide outplacement assistance and cash out any cash-based long-term incentives on a pro rata basis, based on the greater of actual goal achievement or target. In addition, Mr. Rea may elect, within 120 days following his termination after a change in control, to have La Quinta purchase his house at its then current appraised market value.

        The agreements also provide for (i) a tax gross-up in the event specified taxes are incurred by the executive with respect to any payments or benefits provided under the agreement in the event of a change in control (for Mr. Rea, as to any payments or benefits), and (ii) indemnification to the fullest extent permitted by law for any costs, charges and expenses incurred by the executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an officer or employee of La Quinta or any of its affiliates.

Stock Performance Graph

        La Quinta has selected an index of lodging peers to reflect (i) its focus on its lodging operations and (ii) its recent reorganization. Accordingly, the following graph compares the yearly percentage change in the cumulative total stockholder return on shares of La Quinta against (i) the cumulative market-weighted return of the Standard & Poor's Composite 500 Stock Index (the "S&P 500") and (ii) the Dow Jones U.S. Lodging Index (the "DJ Lodging"). The comparison period consists of the previous five fiscal years commencing December 31, 1998 and ending December 31, 2003. The DJ Lodging index includes Extended Stay America, Inc., Hilton Hotels Corporation, Marriott International, Inc., Prime Hospitality Corporation and Starwood Hotels & Resorts Worldwide, Inc. The stock performance graph assumes that the value of an investment in paired shares and in each index was $100.00 on December 31, 1998 and that all dividends were reinvested on a monthly basis. The historical information set forth below is not necessarily indicative of future performance. The data shown is based on the share prices or index values, as applicable, as of December 31 for each year shown.

Index	1998	1999	2000	2001	2002	2003
DJ Lodging	100.00	101.30	134.62	129.53	115.09	161.39
S&P 500	100.00	119.14	107.41	93.40	71.57	90.46
La Quinta	100.00	36.25	15.42	38.67	29.33	42.73

Compensation Committee Interlocks and Insider Participation

        During 2003, Messrs. Baker, Bode and Cushman and Governor Stephen E. Merrill, none of whom is or has been an officer of La Quinta, served as members of the compensation committee. Governor Merrill resigned from the Board in September 2003.

Compensation Committee Report on Executive Compensation

        The compensation committee of the Board of Directors is composed entirely of independent directors. The committee is responsible for setting and administering La Quinta's executive compensation policies and programs. This includes policy and program design, effectiveness, and participation levels for officers and other key executives.

Philosophy

        The philosophical foundation of the executive compensation program is based upon the alignment of the program with La Quinta's business strategies, its corporate values, and on important targeted management initiatives. Specific objectives of this philosophy are as follows:

  •
  To attract, motivate, and retain highly experienced, trained, and talented executives who are vital to La Quinta's short-term and long-term success, profitability, and growth;

  •
  To create alignment with executives and stockholders by rewarding executives for achievement of strategic goals, to compensate for performance which successfully drives the operations of La Quinta and, thereby, enhance stockholder value; and

  •
  To provide compensation levels based on performance that are generally consistent and competitive with the 60th percentile of the compensation peer companies for base salary, the 65th percentile for annual incentives, and the 70th percentile for long-term incentives.

        The committee will conduct an ongoing and continuous review of the appropriateness of this philosophy given the evolving business strategy and, thereby, the appropriateness of the design of the underlying executive compensation plans and programs.

Components of Compensation

        The key elements of La Quinta's executive compensation program are base salary, annual bonus incentives, and long-term incentives, with all three elements working together to satisfy the ultimate goal of enhancing stockholder value. Long-term incentives may include various vehicles as appropriate, including but not limited to, stock options, restricted stock, and performance shares/units. In determining each component of compensation, the committee considers all elements of an executive's total compensation package.

        The committee compares total compensation levels for La Quinta's senior executives to the compensation paid to executives of a peer group of companies. The peer group is comprised of companies with which La Quinta competes for attracting and retaining talent.

        The companies chosen for the comparator group used for compensation purposes vary somewhat from those contained in the published indices used in the performance graph. The compensation committee directed its executive compensation consultant to compile the compensation comparator group (many of which are included in the Dow Jones U.S. Lodging Index and/or the S&P 500 Index) using companies in related industries and/or viewed as competing for executive talent. The committee retained this executive compensation consultant to assist in conducting this analysis and in reviewing the results.

Base Salaries

        The base salary of each senior executive is reviewed annually by the committee. Base salaries are generally targeted to be at the 60th percentile for executives in comparable positions in the compensation peer group, but are adjusted by the committee to recognize varying levels of performance, responsibility, prior experience, breadth of knowledge, and internal equity issues, as well as external pay practices. For 2002, each of the named executive officers took a voluntary reduction in base salary of 10 percent. For 2003, base salaries were reinstated to the level that existed prior to the voluntary reduction in 2002. In addition, three of the five named executive officers received a salary increase effective October 1, 2003.

Annual Incentives

        Annual incentive payments in the form of cash bonuses are based on individual performance goals and objective measures of financial and operating performance. At the beginning of each fiscal year, a target annual incentive amount is established by the committee for each executive officer that approximates the 65th percentile of the compensation peer group (for performance at the targeted level). Payouts are tied to the level of achievement of the performance measures (both corporate and individual). Assessment of individual performance is based on previously established goals for each executive officer comprised of both objective and subjective elements. At the end of the fiscal year, annual incentive awards are calculated based on the actual results for each performance goal.

        For fiscal year 2003, the performance measures included a modified form of earnings before interest, taxes, depreciation, and amortization ("EBITDA"), inn operating contribution ("IOC"), guest satisfaction, and individual goals. All performance goals (with the exception of the guest satisfaction measure) are subject to threshold performance of 95 percent of budgeted EBITDA, IOC, or revenue, depending on the individual's position. In determining cash bonuses for 2003, the committee noted that EBITDA was 94 percent of budget for the year, a shortfall of only one percent from the threshold amount. The committee also noted that, although world events did impact the overall financial performance, La Quinta made excellent progress and is well positioned for the future. Included in the many accomplishments for 2003 are: increased guest satisfaction scores, increased revenue per available room (RevPAR), increased memberships and revenue from the La Quinta Returns program, continued success and expansion of the franchise program, a successful debt restructuring and equity offering, and high corporate governance ratings. Accordingly, bonuses were paid to executive officers that were equal to or somewhat above (for executives that met or exceeded stretch goals) the target amount for the year.

Long-Term Incentives

        Long-term incentives are permitted under the Plan. The committee believes that awards of stock options or restricted stock grants provide long-term incentive compensation to executive officers that is aligned directly with the achievement of enhanced value for stockholders through an appreciating stock price. The committee believes that long-term incentives also promote the retention of talented executives. When awarding long-term incentives, the committee considers executives' levels of responsibility, prior experience, historical award data, individual performance, and compensation practices at peer companies. The committee's objective is to generally provide long-term incentive award opportunities at the 70th percentile of the peer companies.

        In the first quarter of 2003, the committee, working directly with its executive compensation consultant, finalized a new long-term incentive design for executive officers. This new design was developed following an extensive review including our business strategy, executive compensation goals, executive tenure and performance, and past executive pay practices. Based on this review, and to aid in the retention of the core executive team, the committee approved a three-year, front-loaded equity grant to eight senior executives. This front-loaded grant is intended to be in place of single-year, regular cycle grants for three years.

        The grant consists of stock options and restricted stock, each delivering approximately the same economic value at grant. The stock options vest ratably over a four-year period while the restricted stock vests 100 percent on the four-year anniversary of the grant date.

Compensation of President and Chief Executive Officer

        The 2003 compensation of Mr. Cash was determined in accordance with the criteria and policies described above in this report. For fiscal year 2003, Mr. Cash's base salary was increased to $800,000. This represents the level of base salary Mr. Cash received prior to his voluntary reduction of 10 percent in 2002. His bonus earned for 2003 was $1,200,000, or 150 percent of the targeted amount for the year. The bonus was paid out at above target principally due to the accomplishments that were achieved, as discussed above. Under the long-term incentive plan, Mr. Cash received a grant of both stock options and restricted stock. Mr. Cash received 1,800,000 stock options and 600,000 shares of restricted stock. The number of stock options and shares of restricted stock granted to Mr. Cash were determined in part on the competitive long-term incentive value (at the 70th percentile) at companies in the comparator group.

Other Compensation Plans

        La Quinta maintains certain broad-based employee benefit plans in which La Quinta senior executives can participate. These plans include a 401(k) savings plan, an employee stock purchase plan, life, disability, and health insurance plans, and allowances for use of an automobile.

Policy With Respect to the $1 Million Deduction Limit

        Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the named executive officers, unless certain requirements are met. The committee's policy is to comply with the requirements of Section 162(m) except where the committee determines that compliance is not in the best interest of La Quinta and its stockholders. At this time, since La Quinta has substantial net operating loss carryovers, it believes that any denial of deductions pursuant to Section 162(m) is not likely to have an adverse impact on La Quinta.

Submitted by the Compensation Committee:

  William C. Baker
  Clive D. Bode
  John C. Cushman, III

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the executive officers and directors of La Quinta, and persons who own more than 10% of a registered class of La Quinta's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish La Quinta with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of Forms 3 and 4 and amendments thereto furnished to La Quinta during its most recent fiscal year, Forms 5 and amendments thereto furnished to La Quinta with respect to its most recent fiscal year and written representations furnished to La Quinta, no officer, director or 10% beneficial owner of La Quinta failed to timely file a required report.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

        The following table sets forth as of March 24, 2004, except as otherwise noted, the number of shares of La Quinta common stock and class B common stock of LQ Properties, which are paired and trade together as a single unit and are herein referred to as paired shares, beneficially owned, directly or indirectly, by (i) each of the directors of La Quinta, (ii) the named executive officers, (iii) all directors and executive officers of La Quinta as a group, and (iv) all persons who, to the knowledge of La Quinta, beneficially own five percent or more of the paired shares. Unless otherwise indicated, all information concerning beneficial ownership was provided by the respective director or executive officer. The information for beneficial owners listed under the heading "5% Stockholders" is based on reports filed with the SEC and furnished to La Quinta by such holders. No independent investigation concerning the accuracy thereof has been made by La Quinta.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Executive Officers:
William C. Baker	311,400	(1)	*
Clive D. Bode	2,952,836	(1)	1.66%
William G. Byrnes	358,101	(1)	*
Francis W. Cash	3,450,000	(1)(2)	1.91%
James P. Conn	225,046	(1)	*
John C. Cushman, III	498,197	(1)(3)	*
David L. Rea	890,144	(1)(2)	*
Rufus K. Schriber	175,000	(1)(2)	*
Alan L. Tallis	389,825	(1)(2)	*
A. John Novak	228,750	(1)(2)	*
All directors and executive officers of La Quinta as a group (13 persons)	10,261,402	(1)(2)	5.60%
5% Stockholders:
Joint Schedule 13G/A Filing:(4)
Sid R. Bass, Inc.	2,442,067	(5)
Lee M. Bass, Inc.	2,442,067	(6)
The Airlie Group, L.P.	269,633	(7)
William P. Hallman, Jr.	3,354,345	(8)
Annie R. Bass Grandson's Trust for Lee M. Bass	527,188	(9)
Annie R. Bass Grandson's Trust for Sid R. Bass	527,188	(9)
Peter Sterling	337,600
Sterling 1990 Trust	106,999	(9)
Lee C. Hallman Trust	67,334	(10)
Mary S. Hallman Trust	67,334	(10)
William P. Hallman, III Trust	67,334	(10)

Total	10,209,089		5.73%
Merrill Lynch & Co., Inc.	15,335,582	(11)	8.61%

*
Denotes less than 1%

(1)
Includes options that are presently exercisable or will become exercisable on or before May 23, 2004, for the following number of paired shares: Mr. Baker—135,000; Mr. Bode—60,000; Mr. Byrnes—135,000; Mr. Cash—2,850,000; Mr. Conn—135,000; Mr. Cushman—135,000; Mr. Rea—675,000; Mr. Schriber—75,000; Mr. Tallis—241,406; Mr. Novak—118,750; and all directors and executive officers as a group—4,940,156.

(2)
Includes restricted paired shares awarded under the 2002 Stock Option and Incentive Plan as follows: Mr. Cash—600,000; Mr. Rea—200,000; Mr. Schriber—100,000; Mr. Tallis—100,000; Mr. Novak—85,000; and all directors and executive officers as a group—1,370,000. Also includes restricted paired shares awarded under the La Quinta Corporation Amended and Restated 1995 Share Award Plan as follows: Mr. Novak—25,000; and all directors and executive officers as a group—125,000.

(3)
Includes 336,971 paired shares beneficially owned by Mr. Cushman as Trustee of the Cushman Family Trust.

(4)
Based solely on information contained in a Schedule 13G/A filed January 30, 2004. The principal business office for each reporting person set forth in the Schedule 13G/A is 201 Main Street, Suite 3200, Fort Worth, Texas 76102. Clive D. Bode, La Quinta's Chairman, is also a reporting person within the Schedule 13G/A, although, for purposes of this table, his paired shares are included above under the heading "Directors and Executive Officers."

(5)
Mr. Sid R. Bass, solely in his capacity as Chief Executive Officer of Sid R. Bass, Inc., may also be deemed a beneficial owner of such paired shares.

(6)
Mr. Lee M. Bass, solely in his capacity as Chief Executive Officer of Lee M. Bass, Inc., may also be deemed a beneficial owner of such paired shares.

(7)
Mr. Dort A. Cameron, III, solely in his capacity as one of two general partners of EBD L.P., which is the sole general partner of The Airlie Group, L.P., may also be deemed a beneficial owner of such paired shares. Mr. William P. Hallman, Jr., solely in his capacity as President and sole stockholder of TMT-FW, Inc., which is one of two general partners of EBD L.P., which is the sole general partner of The Airlie Group, L.P., may also be deemed a beneficial owner of such paired shares.

(8)
This amount does not include (a) 527,188 paired shares held by Annie R. Bass Grandson's Trust for Sid R. Bass of which Mr. Hallman is the Trustee, (b) 527,188 paired shares held by Annie R. Bass Grandson's Trust for Lee M. Bass of which Mr. Hallman is the Trustee, (c) 106,999 paired shares held by the 1990 Sterling Trust, of which Mr. Hallman is a Trustee and (d) 269,633 paired shares held by The Airlie Group, L.P., which is indirectly controlled by TMT-FW, Inc., of which Mr. Hallman is the President and sole stockholder.

(9)
Mr. Hallman, solely in his capacity as Trustee of each Trust, may also be deemed a beneficial owner of such paired shares.

(10)
Mr. W. R. Cotham, solely in his capacity as Trustee of each Trust, may also be deemed a beneficial owner of such paired shares.

(11)
Based solely on information contained in a Schedule 13G/A filed by Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers, and ML Global Allocation Fund, Inc. on January 27, 2004 and, as reported in such schedule, is as of December 31, 2003. The principal business office for Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381. The principal business office for ML Global Allocation Fund, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

AUDIT COMMITTEE REPORT

        The Board of Directors of La Quinta has established an audit committee and adopted a written charter for such audit committee. Messrs. James P. Conn, Clive D. Bode and William G. Byrnes are currently serving on the audit committee. The Board of Directors has determined that each member of the audit committee is "independent" under the rules of the NYSE.

        The audit committee makes recommendations concerning the engagement of independent auditors, reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees, and reviews the adequacy of La Quinta's internal accounting controls, among other matters. The audit committee met 13 times during the year ended December 31, 2003.

        The undersigned members of the audit committee submit this report in connection with the committee's review of the financial reports for the fiscal year ended December 31, 2003 as follows:

        1.     The audit committee has reviewed and discussed with management the audited financial statements for La Quinta for the fiscal year ended December 31, 2003.

        2.     The audit committee has discussed with representatives of Ernst & Young LLP the matters that are required to be discussed with them under provisions of Statement on Auditing Standards No. 61 ("SAS 61"), as may be modified or supplemented. SAS 61 requires the auditors to ensure that the audit committee received information regarding the scope and results of the audit.

        3.     The audit committee has discussed with Ernst & Young LLP the auditors' independence from management and La Quinta, including the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as may be modified or supplemented. In addition, the audit committee considered whether the provision of certain non-audit services by Ernst & Young LLP is compatible with maintaining its independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in La Quinta's annual report on Form 10-K for the fiscal year ended December 31, 2003, which was filed with the SEC.

Submitted by the Audit Committee:

  James P. Conn, Chairman
  Clive D. Bode
  William G. Byrnes

OTHER MATTERS

Expenses of Solicitation

        La Quinta will bear the costs of solicitation of proxies and of preparing, printing and mailing this proxy statement. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of La Quinta common stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from holders of shares of La Quinta common stock by directors, officers and employees of La Quinta in person or by telephone, e-mail, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of La Quinta in connection with any such solicitation.

Stockholder Proposals for Annual Meetings

        Any La Quinta stockholder who intends to submit a proposal, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the proxy materials for the 2005 annual meeting of La Quinta stockholders must submit such proposal in writing to the Secretary of La Quinta on or before December 15, 2004 if the proposal is to be considered for inclusion in the proxy statement of La Quinta and the form of the proxy relating to that meeting. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. In addition, the La Quinta by-laws include advance notice and other requirements regarding the timing and content of proposals for stockholder action at stockholders' meetings other than those proposed by the Board of Directors. In order to be timely under the advance notice provisions of the La Quinta by-laws, all stockholder proposals intended to be presented at the 2005 La Quinta annual meeting must be submitted, pursuant to the terms of such advance notice provisions, not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event the meeting is called for a date other than the date specified in the by-laws, and less than 75 days prior public disclosure of such date is given, then notice of the proposal must be received by the Secretary not later than the close of business on the fifteenth day following the date on which such public disclosure of the date of the meeting was made. A copy of the by-laws of La Quinta may be obtained under Investor Relations—Governance on our website at www.LQ.com or by written request addressed to La Quinta Investor Relations at the address set forth under "What other information should I review before voting?"

Multiple Stockholders Sharing the Same Address

        To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC's "householding" rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (214) 492-6600 or by writing to La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (214) 492-6600 or writing to Investor Relations at the address given above.

APPENDIX A

La Quinta Corporation
Audit Committee Charter

I.     General Statement of Purpose

        The Audit Committee of the Board of Directors (the "Audit Committee") of La Quinta Corporation (the "Company") assists the Board of Directors (the "Board") in its oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company's independent auditors and (iv) the performance of the Company's internal audit function. One of the primary objectives of the Audit Committee in fulfilling these responsibilities is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's external independent auditor.

II.    Audit Committee Composition

        The Audit Committee shall consist of at least three independent members who shall be appointed annually by resolution of the Board and may be replaced or removed by the Board with or without cause. Each member shall satisfy the qualification requirements set forth in the New York Stock Exchange Listed Company Manual for listing on the exchange. The Board shall designate one member of the Audit Committee to be Chairman of the committee. Resignation or removal of a member of the Audit Committee from service as a Director on the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. Any vacancy on the Audit Committee, occurring for whatever reason, may be filled only by the Board. In addition, if any of the Company's executive officers serve on the compensation committee of another company, none of the executive officers of that company may serve on the Audit Committee.

        Each member of the Audit Committee shall be financially literate (or shall become financially literate within a reasonable period of time after his or her appointment to the Audit Committee), as such qualification is interpreted by the Board in its business judgment. One or more members of the Audit Committee may qualify as an "audit committee financial expert" under the rules promulgated by the Securities and Exchange Commission ("SEC"). At least one member of the Audit Committee shall have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment.

        No member of the Audit Committee may simultaneously serve on the audit committee of more than three (3) issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

III.  Compensation

        A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly any consulting, advisory or other compensatory fee from the Company.

IV.    Meetings

        The Audit Committee shall meet four times per year in person or by telephone conference call, with any additional meetings as deemed necessary by the Audit Committee. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent.

        Periodically, the Audit Committee shall also meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

V. Responsibilities and Authorities

        The principal activities of the Audit Committee will generally include the following:

  A. Review of Charter

  Review and reassess the adequacy of this Charter annually and recommend to the Board any amendment or modification to this Charter that the Audit Committee deems appropriate.

  B. Annual Performance Evaluation

  At least annually, the Audit Committee shall evaluate its own performance and report to the Board the results of such evaluation.

  C. Audited Financial Statements and Annual Audit

  Review the overall audit plan (both external and internal) with the independent auditor and the members of management who are responsible for maintaining the Company's accounts and preparing the Company's financial statements, including the Company's Chief Financial Officer, Chief Accounting Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer, the Chief Accounting Officer and such other officer or officers are referred to herein collectively as the "Senior Accounting Executive").

  Review and discuss with management (including the Company's Senior Accounting Executive) and with the independent auditor:

  (i)
  the Company's annual audited financial statements, including all critical accounting policies and practices used or to be used by the Company;

  (ii)
  the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to the filing of the Company's Joint Annual Report on Form 10-K; and

  (iii)
  any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

  Review:

  (i)
  any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles ("GAAP") methods on the financial statements. The Audit Committee may consider the ramifications of the use of such alternative disclosures and treatments on the financial statements, and the treatment preferred by the independent auditor. The Audit Committee may also consider other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

  (ii)
  major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies;

  (iii)
  major issues regarding accounting principles and procedures and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles; and

  (iv)
  the effects of regulatory and accounting initiatives, as well as off-balance sheet transactions and structures, on the financial statements of the Company. |

  Review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and request assurance from the auditor that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

  Review and discuss with the independent auditor (outside of the presence of management) any audit problems or difficulties that the auditor may have encountered with management or others and any management letter provided by the auditor and the Company's response thereto. This review shall include:

  (i)
  any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information;

  (ii)
  any significant disagreements with management; and

  (iii)
  a discussion of the responsibilities, budget and staffing of the Company's internal audit function.

  This review may also include:

  (i)
  any accounting adjustments that were noted or proposed by the auditors but were "passed" (as immaterial or otherwise); and

  (ii)
  any management or internal control letter issued, or proposed to be issued, by the auditors.

  Discuss with the independent auditor such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 61 ("SAS 61").

  Review and discuss with the independent auditors the report required to be delivered by such auditors pursuant to Section 10A(k) of the Exchange Act, relating to critical accounting policies and practices, alternative treatments of financial information within GAAP discussed with management and other material written communications between the independent auditor and management.

  If brought to the attention of the Audit Committee, discuss with the Chief Executive Officer, Chief Financial Officer and the Chief Accounting Officer of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC's rules and forms, and (ii) any fraud involving management or other employees who have a significant role in the Company's internal control over financial reporting.

  Based on the Audit Committee's review and discussions (i) with management of the audited financial statements, (ii) with the independent auditor of the matters required to be discussed by SAS 61, and (iii) with the independent auditor concerning the independent auditor's independence, make a recommendation to the Board as to whether the Company's audited financial statements should be included in the Company's Joint Annual Report on Form 10-K.

  Prepare the Audit Committee report required by Item 306 of Regulation S-K (or any successor provision) to be included in the Company's annual proxy statement.

  D. Unaudited Quarterly Financial Statements

  Discuss with management and the independent auditor, prior to the filing of the Company's Joint Quarterly Reports on Form 10-Q, (i) the Company's quarterly financial statements and the Company's related disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," (ii) such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 100, and (iii) any significant financial reporting issues that have arisen in connection with the preparation of such financial statements.

  E. Internal Audit

  At least annually, evaluate the performance, responsibilities, budget and staffing of the Company's internal audit function and review the internal audit plan. Such evaluation may include a review of the responsibilities, budget and staffing of the Company's internal audit function with the independent auditors.

  F. Earnings Press Releases

  Discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including, in general, the types of information to be disclosed and the types of presentation to be made (paying particular attention to the use of "pro forma" or "adjusted" non-GAAP information).

  G. Risk Assessment and Management

  Discuss the guidelines and policies that govern the process by which the Company's exposure to risk is assessed and managed by management.

  In connection with the Audit Committee's discussion of the Company's risk assessment and management guidelines, discuss or consider the Company's major financial risk exposures and the steps that the Company's management has taken to monitor and control such exposures.

  H. Procedures for Addressing Complaints and Concerns

  Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  The Audit Committee may review and reassess the adequacy of these procedures periodically and adopt any changes to such procedures that the Audit Committee deems necessary or appropriate.

  I. Regular Reports to the Board

  Regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the independent auditors, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

  J. Legal and Regulatory Compliance

  Discuss with management and the independent auditor the legal and regulatory requirements applicable to the Company and its subsidiaries and the Company's compliance with such requirements. After these discussions, the Audit Committee may, if it determines it to be appropriate, make recommendations to the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations.

  Discuss with management legal matters (including pending or threatened litigation) that may have a material effect on the Company's financial statements or its compliance policies and procedures.

  K. Matters Relating to Selection, Performance and Independence of Independent Auditor

  Be directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company's independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

  Be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

  Instruct the independent auditor that the independent auditor shall report directly to the Audit Committee. |

  Pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the "de minimus" provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be contained in a pre-approval policy or delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

  Review and approve the scope and staffing of the independent auditors' annual audit plan(s).

  (i)    Request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, (ii) require that the independent auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, (iii) discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and (iv) based on such disclosures, statement and discussion, take or recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor's independence.

  Evaluate the independent auditors' qualifications, performance and independence, and present its conclusions with respect to the independent auditors to the Board. As part of such evaluation, at least annually, the Audit Committee shall:

    Obtain and review a report or reports from the independent auditor describing (i) the auditor's internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the auditors or by any inquiry or investigation by government or professional authorities, within the preceding five (5) years, regarding one or more independent audits carried out by the auditors, and any steps taken to address any such issues, and (iii) in order to assess the auditor's independence, all relationships between the independent auditor and the Company;

    Review and evaluate the performance of the independent auditor and the lead partner; and

    Assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.

    In this regard, the Audit Committee shall also (i) seek the opinion of management and the internal auditors of the independent auditors' performance and (ii) consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm.

  Set clear policies with respect to the potential hiring of current or former employees of the independent auditor.

VI.   Additional Authority

  The Audit Committee is authorized, on behalf of the Board, to do any of the following:

  A. Engagement of Advisors

  Engage independent counsel and such other advisors it deems necessary to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

  B. General

  Form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers, except to the extent prohibited under NYSE Section 303A.07.

  Perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

  In performing its oversight function, rely upon advice and information that it receives in its discussions and communications with management, the independent auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.

  Request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

        Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and, to the extent of the independent auditor's audit responsibilities, the independent auditor. It also is not the duty of the Audit Committee to conduct investigations or to ensure compliance with laws and regulations.

ADOPTED: FEBRUARY 19, 2004

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2004

LA QUINTA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Francis W. Cash and David L. Rea, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of La Quinta Corporation to be held on May 20, 2004 and at any adjournment or postponement thereof with all power which the undersigned would possess if personally present, and to vote all shares of common stock of La Quinta Corporation which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. All previously dated proxies are hereby revoked.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE THE PROXIES INTEND TO VOTE FOR EACH OF THE PROPOSALS.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

LA QUINTA CORPORATION

May 20, 2004

PROXY VOTING INSTRUCTIONS

MAIL—Vote, date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
-OR-
TELEPHONE—Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-OR-	ACCOUNT NUMBER
INTERNET—Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

----------------------------------------------------------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒.

						FOR	AGAINST	ABSTAIN
1.	To elect the following Directors to serve until 2007:			2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	☐	William G. Byrnes
		☐	Francis W. Cash
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder: ___________________ Date: _______________ Signature of Stockholder: ___________________ Date: _______________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.